Tupperware Brands Reports Record Third Quarter Sales and Profit; Continued Strong Emerging Market Performance

- Sales up 1% in U.S. dollars and up 6% local currency+ versus last year.

- GAAP diluted E.P.S. $0.95, versus $0.85 last year.  Adjusted*, diluted E.P.S. $1.00, up 16% in local currency.

- Share repurchases of $100 million / 1.21 million shares.

ORLANDO, Fla., Oct. 23, 2013 /PRNewswire/ -- (NYSE: TUP) Tupperware Brands Corporation today announced record third quarter 2013 operating results.

Rick Goings, Chairman and CEO, commented, "The strength of our emerging markets drove our 6% local currency sales increase in the quarter. With over 85% of the world's population living in emerging markets, this continues to be a key advantage for our business. We are, however, an AND story with opportunities both in emerging and established markets in a well-balanced global portfolio. While our established markets in total did not perform as we would have hoped in the quarter, overall we continue to generate significant sales in these markets with a solid return on sales. Our success is driven by the power of our brand as well as our channel of distribution, through our world-wide sales force of 2.8 million."

Goings continued, "There were a number of external events during the quarter including storms and floods, impacts on consumer spending from currency devaluations and tax increases, and political unrest. While we are not immune to their impact, the flexibility of our business model enabled us to navigate through these external factors and deliver another strong quarter. A key reason we are able to do this is our institutional skill in direct selling fundamentals. We have strong local management teams in place and they will continue to implement strategies to ensure our markets are on track and to profitably grow our sales force and sales in spite of external influences."

Third Quarter Executive Summary

  Third quarter 2013 net sales were $603 million.  Emerging markets, accounting for 69% of sales, achieved a 13% increase in local currency, driven by large populations, penetration of un-served and underserved consumers and emerging middle classes.  Established markets** were down 8% in local currency.
  GAAP net income of $49.9 million versus $47.5 million in the prior year was up 5% in dollars and 17% in local currency.  Adjusted diluted E.P.S. of $1.00 included  9 cents of negative impact versus 2012 from changes in foreign exchange rates, which was 4 cents worse than assumed in July's guidance.
  September year-to-date cash flow from operating activities net of investing activities was $92 million, $21 million ahead of the same period last year.
  In the third quarter, the Company returned $132 million to shareholders through a dividend payout of $32 million and the repurchase of 1.21 million shares for $100 million.  Since 2007, 19 million shares have been repurchased for $1.1 billion, with $872 million left under an authorization that runs until February 2017.
  Total sales force was even with the prior year at the end of the quarter.  Compared with the 3 percent advantage at the end of the second quarter, the decrease came primarily in 3 emerging markets that have large sales force levels but low order sizes: India, Tupperware South Africa and Fuller Mexico; and at BeautiControl.

Third Quarter Business Highlights

Europe: Good performance in Turkey offset by impact of low activity in established markets

  Segment sales, down 7% versus last year reported and down 6% in local currency.
  Emerging markets were up 2% in local currency.  This was primarily from Turkey, up 34% in local currency, with a partial offset in Tupperware South Africa down 11%.
  Established markets were down 11% in local currency.  Germany was down 20% in the quarter, a continuation of the downward trend from the first half of the year, as a result of lower sales force recruiting.  Sales force and sales trends improved during the quarter. France was down 13% mostly a result of announced personal tax law changes that negatively impacted consumer sentiment.

Asia Pacific: Indonesia, continued strong double digit growth in spite of external factors

  Sales for the segment up 4% reported and 13% in local currency, driven by the emerging markets up 17% in local currency.  This was led by Indonesia, up 31% and China up over 20%.  Malaysia Singapore up 10% recovered from previous quarter macroeconomic and air quality issues.  India up 3% versus historical double digit increases, primarily a result of macroeconomic factors and less motivation and training by some at the top end of the sales force.
  Established markets in the segment were down 2% as they continued to execute strategies to stabilize and improve sales force and sales force leadership levels.
  Active sales force up 5%.  The 8 percentage point difference between the sales and active seller comparisons was primarily related to productivity improvement in Indonesia related to higher sales force standards and China due to product mix, as well as from a mix shift toward units with higher average order size.

Tupperware North America: Emphasis on stabilizing underlying sales organization

  Segment sales, up 2% in reported and in local currency.  Tupperware Mexico sales up 4%, including approximate 1 percentage point negative impact of 2 hurricanes late in the quarter.
  Tupperware United States and Canada sales were even with prior year.  The focus continued on building and strengthening the sales force structure and leadership levels resulting in improved productivity.

Beauty North America: Continued focus on executing and leveraging recently implemented programs

  Sales for the segment were down 12% reported and 13% in local currency.  Fuller Mexico sales were down 11% in local currency.  Continued focus on raising perception of product offering and stabilizing and growing sales manager level.  Sales force productivity was up, but total sales force size and activity were down.
  BeautiControl sales were down 20%, largely a result of lower sales force size. Through engagement of the top end of the sales force, there is a continuing focus on developing a larger sales force and executing on the programs in place.

South America: Strong recruiting resulting in 18% sales force increase

  Sales up 27% reported and 38% in local currency, primarily as a result of continued growth in Brazil that was up 36% in local currency driven by a larger sales force size.  Venezuela was up 63% and reflected higher volume and prices due to inflation.
  Active sales force up 7%, a 10 percentage point improvement over the second quarter.  The 31 point difference between the sales and active seller comparisons primarily reflected the ongoing strategy to increase average order size in Argentina and inflation related price increases.

2013 Updated Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's fourth quarter and full year 2013 guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Dec 28, 2013		Ended	Dec 28, 2013		Ended
	Low	High	Dec 29, 2012	Low	High	Dec 29, 2012
USD Sales Growth vs Prior Year	2%	4%	5%	4%	4%	0% (a)
GAAP EPS	$1.75	$1.80	$1.34	$5.17	$5.22	$3.42
GAAP Pre-Tax ROS	16.4%	16.6%	14.6%	13.6%	13.6%	10.6%

Local Currency+ Sales Growth vs Prior Year	5%	7%	6%	6%	7%	5% (a)
EPS Excluding Items*	$1.83	$1.88	$1.71	$5.45	$5.50	$4.99
Pre-Tax ROS Excluding Items	17.3%	17.4%	17.2%	14.3%	14.3%	14.2%

FX Impact on EPS Excluding Items Comparison	($0.06)	($0.06)		($0.19)	($0.19)

(a) 2011 had a 53rd week under the Company's fiscal calendar, and this negatively impacted the year-over-year sales comparison by 1% for full year 2012.
  Full year 2013 net interest expense is expected to increase over 2012 by about $6 million, due to higher borrowings and interest rates in conjunction with reaching the Company's leverage target announced in January 2013.
  Full year tax rate excluding items is expected to be 24.2%, and 24.5% on a U.S. GAAP basis.
  The reduction in the high end of the diluted earnings per share guidance range versus that provided in July, without items, reflects negative 4 cents from changes in foreign exchange rates.
  Fourth quarter reflects $75 million in open market share repurchases.
  The full year GAAP diluted earnings per share guidance continues to include a negative 8 cent impact from the first quarter devaluation of the Venezuelan bolivar related to the Company's net monetary asset, inventory and non-recurring deferred tax balance sheet positions at the time of the devaluation.

Segment Level

  For the full year, sales in local currency are expected to be even to down slightly in Europe, up by a mid-teen percentage in Asia Pacific, up low single digit in the Tupperware North America segment, down by high single digit in Beauty North America and to be up by 27 or 28 percent in the South America segment.
  Pre-tax return on sales without items for the full year, versus 2012, is expected to increase slightly in Europe, to increase by about half a percentage point in Asia Pacific, to be down approaching 1 point in Tupperware North America, to be down 2 plus percentage points in Beauty North America (GAAP ROS expected to be down 3 percentage points) and to be up approaching 2 percentage points in South America.
  The outlook for return on sales in South America excludes the impact of the devaluation of the Venezuelan bolivar on the Company's balance sheet positions at the time of the devaluation and assumes no change in the current 6.3 Venezuelan bolivar to U.S. dollar exchange rate.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe (including Scandinavia), the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Third Quarter Earnings Conference Call
Tupperware Brands will conduct a conference call and simultaneous webcast presentation including slides today, Wednesday, October 23, 2013, at 8:30 am Eastern time. The conference call and slides will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.8 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, changes in the fair value of previously acquired businesses and trade names, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information, other than through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering and impairment charges. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations. Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. During the first quarter of 2013, the Venezuelan government abolished the exchange rate that the Company had previously used in translating the results of its Venezuelan operations, and at the same time devalued the official foreign exchange rate in that country. Due to the lack of a connection between the market perceived value of the Venezuelan bolivar and the exchange rate mandated by the Venezuelan government, and now used by the Company, and the sporadic timing of such mandated changes in the exchange rate, the non-GAAP measures exclude for analysis and predictive purposes, the impact from the devaluation on the bolivar denominated net monetary asset, inventory and non-recurring deferred tax balance sheet positions of the Company in Venezuela at the time of the devaluation.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name and its independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years. Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
THIRD QUARTER SALES STATISTICS*

(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q3' 12%		Total Sales Force	Inc/(Dec) vs. Q3' 12%
Europe	(7)	(6)	90,577	(2)		638,496	(1)
Asia Pacific	4	13	239,306	5	[a]	985,975	3
TW North America	2	2	95,986	(7)	[b]	340,475	1
Beauty North America	(12)	(13)	234,767	(17)		468,261	(13)	[e]
South America	27	38	103,912	7	[c]	353,600	18
Total All Units	1	6	764,548	(5)	[b,d]	2,786,807	0

Emerging Market Units

Europe	(8)	2	64,182	5		461,536	0
Asia Pacific	10	17	211,345	6	[a]	886,706	4
TW North America	5	4	86,213	3		257,523	0
Beauty North America	(10)	(11)	206,036	(17)		389,171	(13)	[e]
South America	27	38	103,912	7	[c]	353,600	18	[c]
Total Emerging Market Units	7	13	671,688	(2)		2,348,536	1

Established Market Units

Europe	(6)	(11)	26,395	(15)		176,960	(3)	[f]
Asia Pacific	(16)	(2)	27,961	(4)		99,269	(4)
TW North America	(1)	0	9,773	(50)	[b]	82,952	4
Beauty North America	(17)	(17)	28,731	(16)		79,090	(14)	[e]
South America	-	-	-	-		-	-
Total Established Market Units	(8)	(8)	92,860	(19)	[b]	438,271	(4)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
(a) Local currency sales increase above active seller increase reflected productivity improvement in Indonesia, as the result of higher prices and standards, higher sales in China, which operates an outlet model without a traditional sales force, and also a mix shift toward these units that have higher than average order sizes.
(b) In the fourth quarter of 2012, the Tupperware U.S. and Canada business began measuring sales force activity on a weekly rather than a monthly basis. For the third quarter, this had a negative 10, 2, 58 and 9 percentage point impact on the total Tupperware North America, total company, Tupperware North America established markets and total company established market active sales force size comparisons, respectively.
(c) The active seller comparison in South America lagging the local currency sales increase reflected a change in approach in Argentina to focus on a lower number of more profitable sales zones and to shift the product assortment toward housewares at higher price points. Also impacting the comparison were inflation related price increases across the segment. The changes in Argentina were also the main source of the difference between the total and active seller increases.
(d) The local currency sales increase despite a decrease in active sellers, reflected the change in definition of activity in the Tupperware United States and Canada business described above; 6 points from mix shifts away from Beauty North America that has a lower-than-average order size; and 3 points from productivity increases in individual markets including from significant price increases in South America, the change in approach in Argentina, and improved productivity in Asia, each as described above.
(e) Decrease in the total sales force in Beauty North America reflected unfilled Field Manager positions at Fuller Mexico, where the Field Managers are Company employees that recruit the sales force, and a higher minimum order size. Also impacting the comparison were less total and active sellers at BeautiControl, where the Company is seeking to reinvigorate its recruiting and sales force development through its programs and better engagement with its top sales force leaders.
(f) The larger decrease in the active versus total sales force in the Europe established market category reflected fewer new sales force members recruited in the third quarter of 2013 versus 2012, as new sellers contribute significantly to the active sales force count, and independent distributors' decisions on when to remove sellers from the sales force count.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Sep 28,	Sep 29,	Sep 28,	Sep 29,
(In millions, except per share data)	2013	2012	2013	2012

Net sales	$ 603.2	$ 594.4	$ 1,954.5	$ 1,872.8
Cost of products sold	199.6	199.5	648.4	619.3
Gross margin	403.6	394.9	1,306.1	1,253.5

Delivery, sales and administrative expense	325.4	318.0	1,023.2	986.1
Re-engineering and impairment charges	2.7	2.0	7.1	4.0
Impairment of goodwill and intangible assets	-	-	-	76.9
Gains on disposal of assets including insurance recoveries	0.9	0.3	1.1	8.0
Operating income	76.4	75.2	276.9	194.5

Interest income	0.6	0.6	1.9	1.9
Interest expense	10.3	8.5	29.5	27.0
Other expense	1.5	-	5.0	0.1
Income before income taxes	65.2	67.3	244.3	169.3
Provision for income taxes	15.3	19.8	59.8	50.8
Net income	$ 49.9	$ 47.5	$ 184.5	$ 118.5

Net income per common share:

Basic earnings per share	$ 0.97	$ 0.86	$ 3.52	$ 2.14

Diluted earnings per share	$ 0.95	$ 0.85	$ 3.44	$ 2.09

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				39 Weeks	39 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Sep 28,	Sep 29,	%	%	Exchange	Sep 28,	Sep 29,	%	%	Exchange
	2013	2012	Inc (Dec)	Inc (Dec)	Impact *	2013	2012	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 146.9	$ 157.8	(7)	(6)	$ (0.9)	$ 564.3	$ 570.2	(1)	0	$ (7.8)
Asia Pacific	205.1	197.5	4	13	(16.2)	614.5	561.5	9	15	(27.8)
TW North America	80.6	78.9	2	2	0.1	263.1	253.3	4	2	3.4
Beauty North America	73.9	83.8	(12)	(13)	0.6	241.2	257.0	(6)	(8)	6.5
South America	96.7	76.4	27	38	(6.4)	271.4	230.8	18	26	(15.4)

	$ 603.2	$ 594.4	1	6	$ (22.8)	$ 1,954.5	$ 1,872.8	4	7	$ (41.1)

Segment profit:
Europe	$ 10.6	$ 12.7	(16)	(8)	$ (1.6)	$ 82.2	$ 80.9	2	5	$ (2.8)
Asia Pacific	44.2	44.0	-	8	(3.3)	133.3	118.7	12	18	(5.6)
TW North America	14.9	14.1	6	5	0.1	44.2	45.3	(2)	(5)	1.1
Beauty North America	1.5	6.0	(75)	(75)	-	15.0	23.0	(35)	(38)	1.1
South America	21.8	15.6	40	53	(1.3)	49.5	42.2	17	25	(2.6)

	93.0	92.4	1	7	(6.1)	324.2	310.1	5	7	(8.8)

Unallocated expenses	(16.2)	(15.5)	5	+	(0.3)	(46.3)	(42.8)	8	6	(0.5)
Gains on disposal of assets including insurance recoveries	0.8	0.3	+	+	-	1.1	8.0	(87)	(87)	-
Re-engineering and impairment charges	(2.7)	(2.0)	35	35	-	(7.1)	(4.0)	76	76	-
Impairment of goodwill and intangible assets	-	-	-	-	-	-	(76.9)	(100)	(100)	-
Interest expense, net	(9.7)	(7.9)	23	23	-	(27.6)	(25.1)	10	10	-

Income before taxes	65.2	67.3	(3)	7	(6.4)	244.3	169.3	44	53	(9.3)
Provision for income taxes	15.3	19.8	(23)	(16)	(1.5)	59.8	50.8	18	23	(2.2)
Net income	$ 49.9	$ 47.5	5	17	$ (4.9)	$ 184.5	$ 118.5	56	65	$ (7.1)

Net income per common share (diluted)	$ 0.95	$ 0.85	12	25	(0.09)	$ 3.44	$ 2.09	65	75	(0.12)

Weighted Average number of diluted shares	52.4	56.2				53.6	56.6

* 2013 actual compared with 2012 translated at 2013 exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(In millions except per share data)
	13 Weeks Ended Sep 28, 2013				13 Weeks Ended Sep 29, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 10.6	$ -		$ 10.6	$ 12.7	$ 0.6	a	$ 13.3
Asia Pacific	44.2	0.3	a	44.5	44.0	0.2	a	44.2
TW North America	14.9	-		14.9	14.1	-		14.1
Beauty North America	1.5	0.8	a	2.3	6.0	0.2	a	6.2
South America	21.8	0.1	a	21.9	15.6	-		15.6
	93.0	1.2		94.2	92.4	1.0		93.4

Unallocated expenses	(16.2)	$ -		(16.2)	(15.5)	$ -		(15.5)
Gains on disposal of assets	0.8	(0.8)	c	-	0.3	(0.3)	c	-
Re-eng and impairment chgs	(2.7)	2.7	d	-	(2.0)	2.0	d	-
Interest expense, net	(9.7)	-		(9.7)	(7.9)	-		(7.9)
Income before taxes	65.2	3.1		68.3	67.3	2.7		70.0
Provision for income taxes	15.3	0.5	e	15.8	19.8	(3.0)	e	16.8
Net income	$ 49.9	$ 2.6		$ 52.5	$ 47.5	$ 5.7		$ 53.2

Net income per common share (diluted)	$ 0.95	$0.05		$ 1.00	$ 0.85	$0.10		$ 0.95

	39 Weeks Ended Sep 28, 2013				39 Weeks Ended Sep 29, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 82.2	$ 0.1	a	$ 82.3	$ 80.9	$ 0.8	a	$ 81.7
Asia Pacific	133.3	0.6	a	133.9	118.7	0.7	a	119.4
TW North America	44.2	-		44.2	45.3	-		45.3
Beauty North America	15.0	1.1	a	16.1	23.0	0.6	a	23.6
South America	49.5	4.3	a,g	53.8	42.2	-		42.2
	324.2	6.1		330.3	310.1	2.1		312.2

Unallocated expenses	(46.3)	-		(46.3)	(42.8)	(0.5)	b	(43.3)
Gains on disposal of assets including insurance rec	1.1	(1.1)	c	-	8.0	(8.0)	c	-
Re-eng and impairment chgs	(7.1)	7.1	d	-	(4.0)	4.0	d	-
Impairment of goodwill and intangible assets	-	-		-	(76.9)	76.9	f	-
Interest expense, net	(27.6)	-		(27.6)	(25.1)	-		(25.1)
Income before taxes	244.3	12.1		256.4	169.3	74.5		243.8
Provision for income taxes	59.8	1.5	e	61.3	50.8	6.9	e	57.7
Net income	$ 184.5	$10.6		$ 195.1	$ 118.5	$67.6		$ 186.1

Net income per common share (diluted)	$ 3.44	$0.20		$ 3.64	$ 2.09	$1.20		$ 3.29

(a) Amortization of intangibles of acquired beauty units .
(b) Change in estimate of asset retirement obligation for the Company's Orlando and South Carolina locations.
(c) Gain on disposal of assets of $1.1 million in 2013 is primarily from the sale of land for $0.8 in the third quarter and sale of a facility in the Company's Australia location in the second quarter. Gain on disposal of assets of $8.0 million in 2012 was primarily from $0.2 million of insurance proceeds in the first quarter related to a flood in the Company's Venezuela operations, $7.5 million in the second quarter from the sale of a facility in Belgium, and in the third quarter, $0.3 million primarily related to the sale of property in New Jersey.
(d) The Company recorded $2.7 million and $2.0 million in re-engineering and impairment charges during the third quarters of 2013 and 2012, respectively, and $7.1 million and $4.0 million for the respective year-to-date periods. In both years, these charges were primarily related to severance costs incurred for headcount reductions in several of the Company's operations in connection with changes in its management and organizational structures, and in 2012, the decision to cease operating its Nutrimetics businesses in Greece and the United Kingdom, as well as the relocation of the Company's office in Poland.
(e) Provision for income taxes represented the net tax impact of adjusted amounts.
(f) After review, the purchase accounting intangibles of BeautiControl, NaturCare Japan and Nutrimetics were deemed to be impaired, resulting in non-cash charges of $76.9 million.
(g) Translation impact of $4.2 million in 2013 is related to the net monetary asset, inventory and non-recurring deferred tax balance sheet positions when, in the first quarter of 2013, the Venezuelan government devalued the bolivar to U.S. dollar exchange rate to 6.3.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	39 Weeks Ended	39 Weeks Ended
	September 28,	September 29,
(In millions)	2013	2012

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 126.0	$ 111.5

INVESTING ACTIVITIES
Capital expenditures	(42.9)	(51.0)
Proceeds from disposal of property, plant & equipment	8.4	9.8

Net cash used in investing activities	(34.5)	(41.2)

FINANCING ACTIVITIES
Dividend payments to shareholders	(84.9)	(57.5)
Net proceeds from issuance of senior notes	200.0	-
Repurchase of common stock	(303.7)	(104.3)
Repayment of long-term debt and capital lease obligations	(1.9)	(1.8)
Net change in short-term debt	87.3	47.4
Debt issuance costs	(2.1)	-
Proceeds from exercise of stock options	18.9	9.7
Excess tax benefits from share-based payment arrangements	13.6	11.9

Net cash used in financing activities	(72.8)	(94.6)

Effect of exchange rate changes on cash and
cash equivalents	(12.5)	(0.1)

Net change in cash and cash equivalents	6.2	(24.4)

Cash and cash equivalents at beginning of year	119.8	138.2

Cash and cash equivalents at end of period	$ 126.0	$ 113.8

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Sept. 28,	Dec. 29,
(In millions)	2013	2012

Assets

Cash and cash equivalents	$126.0	$119.8
Other current assets	727.7	646.7
Total current assets	853.7	766.5

Property, plant and equipment, net	291.0	298.8

Other assets	736.4	756.5

Total assets	$1,881.1	$1,821.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$292.8	$203.4
Accounts payable and other current liabilities	475.1	491.1

Total current liabilities	767.9	694.5

Long-term debt	619.0	414.4

Other liabilities	222.0	233.8

Total shareholders' equity	272.2	479.1

Total liabilities and shareholders' equity	$1,881.1	$1,821.8

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended Sept 28, 2013: 1.93 times

*Adjusted EBITDA as defined in the Company's credit agreement under Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 23, 2013

(UNAUDITED)

($ in millions, except per share amounts)
	Fourth Quarter	Fourth Quarter
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 103.5	$ 118.8	$ 122.3

Income tax	29.0	29.0	29.8
Effective Rate	28%	24%	24%

Net Income (GAAP)	$ 74.5	$ 89.8	$ 92.5

% change from prior year		21%	24%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ 0.1	$ -	$ -
Re-engineering and other restructuring costs	18.4	3.3	3.3
Acquired intangible asset amortization	0.5	2.9	2.9
Income tax (2)	1.8	(2.1)	(2.1)
Net Income (adjusted)	95.3	93.9	96.6

Exchange rate impact (3)	(3.7)	-	-
Net Income (adjusted and 2012 restated for currency changes)	91.6	93.9	96.6

% change from prior year		3%	5%

Net income (GAAP) per common share (diluted)	$ 1.34	$ 1.75	$ 1.80

% change from prior year		31%	34%

Net Income (adjusted) per common share (diluted)	$ 1.71	$ 1.83	$ 1.88

Net Income (adjusted & restated) per common share (diluted)	$ 1.65	$ 1.83	$ 1.88

% change from prior year		11%	14%

Average number of diluted shares (millions)	55.6	51.3	51.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates
See the note related to Venezuela foreign exchange on the following page

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 23, 2013

(UNAUDITED)

($ in millions, except per share amounts)
	Full Year	Full Year
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 272.8	$ 362.9	$ 366.5

Income tax	79.8	88.7	89.6
Effective Rate	29%	24%	24%

Net Income (GAAP)	$ 193.0	$ 274.2	$ 276.9

% change from prior year		42%	43%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (7.9)	$ (1.1)	$ (1.1)
Re-engineering and other restructuring costs	22.1	10.4	10.4
Impact of Venezuelan bolivar devaluation on balance sheet positions	-	4.2	4.2
Acquired intangible asset amortization	2.1	4.8	4.8
Purchase accounting intangibles impairments	76.9	-	-
Income tax (2)	(4.8)	(3.5)	(3.5)
Net Income (adjusted)	281.4	289.0	291.7

Exchange rate impact (3)	(10.7)	-	-
Net Income (adjusted and 2012 restated for currency changes)	270.7	289.0	291.7

% change from prior year		7%	8%

Net income (GAAP) per common share (diluted)	$ 3.42	$ 5.17	$ 5.22

% change from prior year		51%	53%

Net Income (adjusted) per common share (diluted)	$ 4.99	$ 5.45	$ 5.50

Net Income (adjusted & restated) per common share (diluted)	$ 4.80	$ 5.45	$ 5.50

% change from prior year		14%	15%

Average number of diluted shares (millions)	56.4	53.0	53.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates

The Company's outlook assumes no change in the current Venezuelan exchange rate of 6.3 bolivars to the U.S. dollar.  If the rate had gone to 42 bolivars to the dollar as of the beginning of the fourth quarter of 2013, the Company estimates its full-year 2013 pre-tax earnings would be $36 million lower than shown above, of which $32 million would relate to amounts already on the balance sheet at the end of September 2013, and the rest to the translation of 2013 activity at the lower rate.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *

(UNAUDITED)
As of and for
the Four Quarters
Ended
Sept 28,
2013
Adjusted EBITDA:
Net income	$259.0
Add:
Depreciation and amortization	51.6
Gross interest expense	37.4
Provision for income taxes	88.8
Pretax non-cash re-engineering and impairment charges	16.4
Equity compensation	20.7
Deduct:
Gains on land sales, insurance recoveries, etc.	(1.0)

Total Adjusted EBITDA	$472.9

Consolidated total debt	$911.8
Divided by adjusted EBITDA	472.9

Debt to Adjusted EBITDA Ratio	1.93
*

Amounts and calculations are based on the definitions and provisions of the Company's $450 million Credit Agreement dated June 2, 2011 and, where applicable, are based on the trailing four quarter amounts.  "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

CONTACT: Investor Contact: Teresa Burchfield (407) 826-4475